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                                  [LOGO] AWARE

                                                                    Exhibit 99.1

On our February 16, 2006 earnings release conference call, we invited investors to email questions to us. The following list of questions and answers represents a selection of questions that we believe serves our intended purpose of furthering the understanding of Aware by our investor base.

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Describe the capabilities of StratiPHY2+ and StratiPHY3. What are the differences? How many customers does Aware have for each?

StratiPHY2+ is a complete intellectual property package that is compliant with ADSL2+, ADSL2, ADSL and G.lite. It includes a test chip manufactured at TSMC, and source code for chip design, and run-time software. StratiPHY2+ is for silicon used in customer premises equipment.

Aware has six StratiPHY2+ customers, which include Infineon, Ikanos, Thomson, Atmel and two unannounced others.

StratiPHY3 is a complete silicon intellectual property package that is compliant with VDSL2, ADSL2+, ADSL2, ADSL and G.lite. StratiPHY3 supports all VDSL2 modes of operation, including the 50Mbps VDSL2 mode chosen by Deutsche Telekom. StratiPHY3 includes test chips manufactured at TSMC, source code for chip design, and run-time software. It is for silicon used in either customer premises equipment (CPE) or central office (CO) applications.

Aware has three StratiPHY3 licensees, which include Infineon and two unannounced others.

If Ikanos doesn't license StratiPHY3 / VDSL2 from Aware, aren't you just strengthening a competitor?

Today we see the VDSL2 and ADSL2+ markets as distinct markets. Although we are currently competitors in the VDSL2 market, we are eager to see Ikanos succeed in the ADSL2+ market.

Broadcom, Conexant, Texas Instruments, ST Micro, and Centillium are perhaps Aware's largest and most significant competitors in providing DSL chips or chip IP. To your knowledge, how many other competitors offer DSL chips or chip IP?

In ADSL2+, we consider Broadcom and Conexant as our primary competition. TI and ST have been strong competitors in legacy ADSL, but our current perception is that they are not transitioning well to ADSL2+ and therefore will not as large a threat in the ADSL2+ market.

In VDSL2, Broadcom is our primary competition. While we believe they currently cannot support all modes of operation in VDSL2, we also expect that Ikanos and Conexant will be able to do so in the future and will be strong competitors.


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        AWARE, INC. o 40 MIDDLESEX TURNPIKE o BEDFORD, MA USA 01730-1432
       TEL: (781) 276-4000 o FAX: (781) 276-4001 o E-MAIL: AWARE@AWARE.COM

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How many DSL test & diagnostics customers does Aware have? Are Spirent and
Tollgrade the only such announced customers? If not, who are the others? How many are unannounced?

We have announced that Spirent and Tollgrade are customers. We also have one unannounced customer.

Regarding Infineon's VDSL2 efforts, you mentioned the "access market". What specifically are you referring to? Does this refer to the CO side or the CPE side?

We distinguish between deployments in the access network and deployments in multiple dwelling units (or MDU). Access network deployments typically involve an access device (often called a DSLAM or broadband loop carrier) that is installed as part of the outside plant of a telephone company's network (for example, a DSLAM in a central office or a pole-mounted DSLAM). These devices are usually fed by fiber. From this device to the end user, DSL technology is used over the existing copper telephone line infrastructure. Increasingly, the flavor of DSL being used is ADSL2+ or VDSL2 because it delivers higher data rates to the end user. Access network systems typically utilize multiple vendors for both the CO and CPE equipment and therefore interoperability between equipment and silicon vendors is important.

The MDU market typically involves fiber-fed equipment in the basement of a building and VDSL over the in-building telephone wires to deliver broadband to the units in the MDU. These are typically smaller scale deployments than access network deployments and interoperability is not as important as it is common to have chipsets from the same vendor on both ends of an MDU line.

Can you give investors some meaningful insight as to why revenues have declined over the past six years?

The decline in revenues was primarily due to a loss in legacy ADSL market share by our largest customer Analog Devices. Aware and ADI captured a majority of the early deployments of legacy ADSL, especially in Korea, and this generated healthy contract and royalty revenues.

We are now optimistic that revenues will improve over time as legacy ADSL is overtaken by ADSL2+ and VDSL2 deployments. We have more customers than ever before addressing these markets. On the one hand, chipset prices have declined (from over $20 per chip in the 2000 timeframe to, in some cases, well under $10 today) but on the other, the size of the DSL silicon market has significantly grown (from under 20M ports per year to over 100M).

Under what circumstances is revenue deferred? What was the amount of deferred revenue at quarter-end for each of the last six quarters?

Deferred revenue arises when amounts from customers are billable in advance of being recognizable as revenue. We disclose the amount of deferred revenue each quarter on the balance sheets that are included in our Form 10Q or Form 10K.

The last six quarter's deferred revenue balances were as follows:

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     Quarter Ended                      Amount
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     September 30, 2004               $ 160,000
     December 31, 2004                $ 115,000
     March 31, 2005                   $ 572,000
     June 30, 2005                    $ 562,000
     September 30, 2005               $ 105,000
     December 31, 2005                $ 538,000

Please provide an update on the size of the DSL chipset market and the number of lines of service.

According to Infonetics Research, there were 82.3 million CO ports sold and 55.0 million CPE units expected to be sold in 2005.

According to Point Topic, there were 125 million DSL subscribers worldwide as of September 30, 2005, and it is expected that there were 140 million at year-end 2005. From Sept 2004 to Sept 2005, 40 million new subscribers were added.

Each DSL line requires a CO port and CPE unit to be activated. Some of the reasons that the number of units is greater than just two times the number of lines in service are:

        (i)     CPE units are used on lines that are already in service
        (ii)    CO ports are used on lines already in service
        (iii) Phone companies typically purchase CO equipment to be able to deliver service to future customers.

Please comment on the development of new products outside of the Biometrics and DSL product suites already in the marketplace.

In the DSL space, our current focus is on several important DSL innovations, specifically bonded ADSL2+ and AFE solutions for ADSL, ADSL2+ and VDSL2. We expect to have a complete bonded ADSL2+ silicon IP platform available, including test chip, in the first half of 2006. We currently have our first AFE solution available, which we are showing selectively, and we expect to have a next-generation solution available mid-year. We are also investing R&D in central office architectures to support multiple ports of VDSL2 in a single chipset.

In T&D, we are developing hardware and software solutions that support connectivity and loop diagnostics for ADSL2+ and VDSL2 networks. These products are targeting both handheld as well as test-head applications and will be available at various stages during 2006.

In biometrics, we are developing software products that expand our presence in fingerprint enrollment systems and address new biometric applications such as e-passports and personal identity verification (PIV).

We are also developing medical imaging products that utilize the JPEG 2000 standard, and in particular the JPEG 2000 imaging protocol (JPIP) that is used for encoding and transporting medical images and data.

These products will be available at various stages during 2006.

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How many biometric customers does Aware have?  Who are they?

Aware has over one hundred customers in biometrics, ranging from OEMs providing livescan hardware and enrollment application software to systems integrators involved in national and state/local ID programs and emerging biometrics applications such as PIV and e-passports.

What are Aware's prospects regarding the use of biometrics in SmartCards, including credit cards?

There are many types of "smart cards", some of which use biometrics and many of which do not. Secure credentials or personal identification cards, which contain a chip on which a biometric is stored, are an example of a market for smart cards we are involved in. The PIV program is a specific example of such a smart card. Our products support the background check required when an entrant is enrolled into a PIV system as well as products that encrypt, read, write, format and edit biometric and related data in the specific format required for this particular type of secure credential. We do not currently have direct involvement with a credit card-based biometric system.